EXHIBIT 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT
Amendment No. 1 to Merger Agreement, dated as of March 29, 2017 (the “Amendment”), is entered into between Connecticut Water Service, Inc., a Connecticut corporation (“CWS”), WC-A I, Inc., a Connecticut corporation and wholly-owned subsidiary of CWS (“NewCo”), and The Avon Water Company, a specially-chartered Connecticut corporation (the “Company”). Each of CWS, NewCo and the Company are sometimes collectively referred to herein as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement (as defined below).
RECITALS:
WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of October 11, 2016 (as heretofore amended, supplemented or modified, the “Agreement”);
WHEREAS, the Parties anticipate that regulatory approval of the transactions contemplated by the Agreement will not be obtained prior to the currently scheduled End Date;
WHEREAS, the Parties desire to amend the Agreement to postpone the End Date from March 31, 2017 to June 30, 2017, on the terms and subject to the conditions set forth herein; and
WHEREAS, due to the delay in consummating the transactions contemplated by the Agreement, the Parties desire to amend the Agreement to permit the Company to pay a dividend to its shareholders, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.    Amendments to the Agreement. The Agreement is hereby amended or modified as follows:

(a)    Section 8.2(a) of the Agreement is hereby amended and restated in its entirety as follows:
“(a)    if the Merger has not been consummated on or before June 30, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; and provided further that said End Date shall be extended, day for day, (i) for each day, if any, (but not to exceed thirty (30) additional days) in excess of sixty (60) days between the date the CWS Registration Statement contemplated by Section 5.7(b) is filed with the SEC and declared effective by the SEC, and (ii) for each day, if any, necessary to allow a minimum of five (5) Business Days between the date of the Company Stockholder Meeting contemplated by Section 5.6 and said End Date;”
(b)    Section 5.2(b)(xiii) of the Agreement is hereby amended and restated in its entirety as follows:
“(xiii) The Company shall not declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for (x) dividend payments actually paid by the Company on or before December 31, 2016, in an aggregate amount not to exceed Five Hundred and Fifty Thousand Dollars ($550,000) (the “2016 Dividend”), (y) dividend payments actually paid by the Company on or before June 1, 2017 in an aggregate amount not to exceed One Hundred Forty-Four Thousand Six Hundred and Six Dollars ($144,606), and (z) dividend payments actually paid by the Company after June 1, 2017 and on or before the End Date in an aggregate amount not to exceed One Hundred Forty-Four Thousand Six Hundred and Six Dollars ($144,606) (the dividends described in clauses (y) and (z) shall collectively be referred to as, the “2017 Dividend”), provided, however that the dividend payable under clause (z) shall only be paid if the Closing has not occurred on or before June 1, 2017.”
(c)    Subsection (e) of the definition of “Takeover Proposal” is hereby amended and restated in its entirety as follows:
“(e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company, other than the payment of the 2016 Dividend or the 2017 Dividend by the Company.”
3.    Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.

4.    Miscellaneous.

(a)    This Amendment shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction).
(b)    The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.
(c)    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

THE AVON WATER COMPANY By: /s/ Robert W. Wesneski Name: Robert W. Wesneski Title: President	CONNECTICUT WATER SERVICE, INC. By:_/s/ Eric W. Thornburg Name: Eric W. Thornburg Title: President and CEO
WC-A I, INC. By: /s/ Eric W. Thornburg Name: Eric W. Thornburg Title: President and CEO